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                        March 19, 2021

       Sean Ekins
       VP of Finance
       AVITA Medical, Inc.
       28159 Avenue Stanford
       Suite 220
       Valencia, CA 91355

                                                        Re: AVITA Medical, Inc.
                                                            Form 10-K for the
fiscal year ended June 30, 2020
                                                            Filed August 27,
2020
                                                            File No. 1-39059

       Dear Mr. Ekins:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                        Sincerely,


                        Division of Corporation Finance

                        Office of Life Sciences